Exhibit 99.1

LANDEC CORPORATION

UNAUDITED PRO FORMA

CONSOLIDATED BALANCE SHEET

As of July 28, 2002

(In thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$1,219	$12,650	(a)
		(12,650)	(e)	$1,219
Restricted cash	932	1,350	(b)	2,282
Accounts receivable, net	21,540	—		21,540
Inventory	9,869	—		9,869
Investment in farming activities	573	—		573
Notes and advances receivable	3,057	—		3,057
Notes receivable, related party	751	—		751
Prepaid expenses and other current assets	2,074	—		2,074
Assets held for sale	11,230	(15,205)	(c)
		3,975	(f)	—
Total Current Assets	51,245	(9,880)		41,365

Property and equipment, net	20,325	—		20,325
Goodwill, net	22,002	—		22,002
Trademarks and other intangible assets, net	15,500	—		15,500
Notes receivable	1,093	—		1,093
Other assets	2,193	—		2,193
	$112,358	$(9,880)		$102,478

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$15,363	$—		$15,363
Grower payables	5,954	—		5,954
Related party payables	835	—		835
Accrued compensation	1,666	—		1,666
Other accrued liabilities	7,480	111	(d)	7,591
Deferred revenue	1,719	—		1,719
Lines of credit	3,134	(2,425)	(e)	709
Current maturities of long term debt	4,729	(6,475)	(e)
		3,975	(f)	2,229
Total Current Liabilities	40,880	(4,814)		36,066

Long term debt, less current maturities	9,348	(3,750)	(e)	5,598
Other liabilities	1,814	—		1,814
Minority interest	1,445	—		1,445
Total Liabilities	53,487	(8,564)		44,923

Shareholders’ Equity:
Convertible preferred stock	14,355	—		14,355
Common stock	100,801	—		100,801
Accumulated deficit	(56,285)	(1,316)	(g)	(57,601)
Total Shareholders’ Equity	58,871	(1,316)		57,555
	$112,358	$(9,880)		$102,478

See accompanying notes.

LANDEC CORPORATION

UNAUDITED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended July 28, 2002

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Product sales	$119,714	$—		$119,714
Services revenue	17,333	—		17,333
Services revenue, related party	2,544	—		2,544
License fees	1,725	—		1,725
Research, development, and royalty revenues	618	—		618
Total revenues	141,934	—		141,934

Cost of revenue:
Cost of product sales	99,058	—		99,058
Cost of product sales, related party	2,031	—		2,031
Cost of services revenue	15,844	—		15,844
Total cost of revenue	116,933	—		116,933

Gross profit	25,001	—		25,001

Operating costs and expenses:
Research and development	2,570	120	(h)	2,690
Selling, general and administrative	20,217	414	(h)	20,631
Total operating costs and expenses	22,787	534		23,321
Operating profit	2,214	(534)		1,680

Interest income	256	—		256
Interest expense	(1,381)	619	(i)	(762)
Other income	333	—		333
Net income from continuing operations	1,422	85		1,507
Dividends on Series B preferred stock	(306)	—		(306)
Net income applicable to common shareholders	$1,116	$85		$1,201

Net income per share:
Basic	$0.06			$0.07
Diluted	$0.06			$0.07

Shares used in per share computation:
Basic	17,786			17,786
Diluted	21,119			21,119

See accompanying notes.

 LANDEC CORPORATION

UNAUDITED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS

Fiscal Year Ended October 28, 2001

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Product sales	$134,437	$—		$134,437
Services revenue	50,479	—		50,479
Services revenue, related party	5,065	—		5,065
Research, development, and royalty revenues	529	—		529
License fees	374	—		374
Total revenues	190,884	—		190,884

Cost of revenue:
Cost of product sales	113,654	—		113,654
Cost of product sales, related party	760	—		760
Cost of services revenue	48,881	—		48,881
Total cost of revenue	163,295	—		163,295

Gross profit	27,589	—		27,589

Operating costs and expenses:
Research and development	3,270	160	(h)	3,430
Selling, general and administrative	26,966	518	(h)	27,484
Total operating costs and expenses	30,236	678		30,914
Operating loss	(2,647)	(678)		(3,325)

Interest income	617	—		617
Interest expense	(2,789)	825	(i)	(1,964)
Other income	(19)	—		(19)
Net loss from continuing operations	$(4,838)	$147		$(4,691)

Basic and diluted net loss per share from continuing operations	$(0.29)			$(0.29)

Shares used in computing basic and diluted net loss per share	16,371			16,371

See accompanying notes.

 LANDEC CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

BALANCE SHEET AND CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited pro forma consolidated balance sheet of Landec at July 28, 2002 presents the consolidated financial position of Landec Corporation as though the disposition of Dock occurred on July 28, 2002.  The unaudited pro forma consolidated statement of operations of Landec Corporation for the nine months ended July 28, 2002 presents the results of operations as though the disposition of Dock occurred on October 29, 2001.  The unaudited pro forma consolidated statement of operations of Landec Corporation for the fiscal year ended October 28, 2001 presents the results of operations as though the disposition of Dock occurred on October 30, 2000. The following pro forma adjustments are based on available information and on assumptions which management believes are reasonable and consistent with SEC rules and regulations.

(a)          The pro forma adjustment reflects the receipt of estimated cash proceeds from Lubrizol pursuant to the Stock Purchase Agreement net of cash proceeds held in escrow. The estimated cash proceeds from the transaction includes $500,000 for the estimated increase in net working capital as required by the stock purchase agreement.

(b)         The pro forma adjustment reflects the receipt of cash proceeds from Lubrizol to be held in escrow for fifteen months.

(c)          The pro forma adjustment reflects the disposition of the net assets of Dock.

(d)         The pro forma adjustment reflects the accrual of estimated expenses arising from the sale of Dock to Lubrizol.  These expenses primarily consist of commission, legal, accounting, and other miscellaneous costs.

(e)          The pro forma adjustment reflects the assumed reduction of debt with the cash proceeds received from Lubrizol.  Consistent with the Registrant’s intent, the proceeds have been reflected as a reduction of Bank of America term debt and Dock’s debt obligation, with the excess proceeds applied to the Registrant’s line of credit.

(f)            The pro forma adjustment reflects the retention of Dock’s debt obligation by the Registrant as required by the stock purchase agreement.

(g)         The pro forma adjustment reflects the additional estimated loss on the sale of Dock.

(h)         The pro forma adjustment reflects the reversal of the Registrant’s expenses previously allocated to Dock for the nine month period ended July 28, 2002 and the fiscal year period ended October 28, 2001.

(i)             The pro forma adjustment reflects the estimated reduction in interest expense resulting from the application of the cash proceeds received from the sale to the Registrant’s debt using the interest rates applicable on the date of the transaction.

The unaudited pro forma statements of operations do not include the effects of the estimated loss of $1.7 million arising from this disposition, in addition to the $2.5 million estimated loss previously recognized as loss from discontinued operations in fiscal year 2001, as it is a material non-recurring event. This loss will be calculated and included in the consolidated statement of operations in the fiscal year ended October 27, 2002.